BumBee Designs Incorporated

Invest $99.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

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Introducing BumBee Designs Incorporated

BumBee Designs Incorporated was founded to bring 'The BumBee Seat' successfully to the marketplace. Located in the Silicon Valley, BumBee Designs Incorporated is a California C Corporation.

'The BumBee Seat' is an adjustable rolling seat design with side utility trays to hold your tools, products, food or beverage of choice. The seat can be positioned in the up position for average seat height work and can also be folded flat for not only low level work but also easy transport and storage.

We successfully developed a version of the 'The BumBee Seat' at home in Silicon Valley and offered it through a Kickstarter campaign. As a result of our successful campaign http://kck.st/2EJ29wh we shipped BumBee Seats [made in the Silicon Valley] throughout the United States and also to the United Kingdom, Canada, Australia and the Philippines.

This experience allowed us to acquire two utility patents which were contributed to the Company by the founders in June 2018 to begin the Company.

We have developed a business plan and have assembled what we believe to be an impressive team including our manufacturing partner Acorn Product Development and our marketing/sales partner Script to Screen to bring our crossover design 'The BumBee Seat' to the marketplace.

We are seeking $575,000 to execute our business plan. We believe we can secure 2.5% to 10% of the marketplace if we receive this funding in a timely manner.

Learn more about BumBee Designs Incorporated at http://www.bumbeeseat.com.

Be a Part of BumBee Designs Incorporated

This is an offering of Common Stock (1875000 available), under registration exemption 4(a)(6), in BumBee Designs Incorporated. This offering must raise at least $10,000 by July 9, 2019 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. BumBee Designs Incorporated may issue additional securities to raise up to $575,000, the offering's *maximum*.

$10,045 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,725,000 shares × $1.00 per share
= $1,725,000 implied valuation

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

BumBee Designs Incorporated's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 4, 2018

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.